Exhibit (c)(4)
PROJECT WRIGLEY Highly Confidential Preliminary Working Draft March 17, 2011 S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan's opinions and estimates constitute J.P. Morgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan's policies on data privacy can be found at http://www.jpmorgan.com/pages/privacy. J.P. Morgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in EMEA and Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. J.P. Morgan deal team members may be employees of any of the foregoing entities. This presentation does not constitute a commitment by any J.P. Morgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. P R O J E C T W R I G L E Y

Key developments since October 29, 2010 Market Surety released 4Q'10 earnings and publicly responded to CNA's initial proposal on February 4th 4Q'10 net income of $54.5 million (10.5% year-on-year gain) and FY2010 net income of $134.4 million (14.1% year-on-year gain) Results included $54.3 million of favorable reserve development in 4Q'10 and $76.3 million total in FY2010 12/31/10 book value per share (ex. FAS 115) of $23.14 represents a 5.3% increase from $21.98 as of 9/30/10 Surety stock price increased from $19.25 to $25.04 Represents a gain of 30.1%; SUR shares currently trade at a 13.8% premium to CNA's initial $22.00 proposal Overall market has traded up Dow Jones and S&P 500 traded up 4.5% and 6.2%, respectively (excluding recent sell-off related to Japanese earthquake, indices were up 7.8% and 9.5%, respectively) Standard & Poor's Property & Casualty index traded up 2.0% (5.7% excluding recent sell off) Selected specialty lines property & casualty insurers have traded up 8.5% (10.2% excluding recent sell off) Surety private actions Surety management developed five year financial projections Forecast includes estimation of current excess capital position and future distributable cash flows Analysis has been shared with CNA Solicited and received feedback from A.M. Best regarding excess capital position A.M. Best affirmed Surety's "A" financial strength rating on March 2nd Negotiated retention agreements with certain executives CNA private actions Hosted a diligence meeting with Phil Britt (Chairman of the Special Committee), Surety's senior management (CEO, CFO, General Counsel and Chief Actuary), and Surety's financial advisor on March 8th Developed a revised set of preliminary financial projections for the Surety business Granular buildup that reflects the current judgment of CNA management 1 P R O J E C T W R I G L E Y

Daily trading volume actual date Annotations 10/29/2010 50.784 11/1/2010 3627.679 11/2/2010 502.839 11/3/2010 234.969 11/4/2010 270.415 11/5/2010 170.375 11/8/2010 262.527 11/9/2010 102.648 11/10/2010 123.12 11/11/2010 163.851 11/12/2010 190.772 11/15/2010 132.627 11/16/2010 233.311 11/17/2010 67.629 11/18/2010 120.849 11/19/2010 238.47 11/22/2010 130.218 11/23/2010 127.045 11/24/2010 66.446 11/26/2010 32.636 11/29/2010 335.514 11/30/2010 290.831 12/1/2010 128.029 12/2/2010 128.008 12/3/2010 63.748 12/6/2010 101.341 12/7/2010 95.445 12/8/2010 71.115 12/9/2010 46.848 12/10/2010 47.426 12/13/2010 59.017 12/14/2010 56.87 12/15/2010 70.128 12/16/2010 48.054 12/17/2010 110.449 12/20/2010 85.103 12/21/2010 27.183 12/22/2010 34.941 12/23/2010 25.423 12/27/2010 41.464 12/28/2010 25.283 12/29/2010 52.799 12/30/2010 76.185 12/31/2010 54.705 1/3/2011 164.624 1/4/2011 95.052 1/5/2011 79.714 1/6/2011 261.725 1/7/2011 160.432 1/10/2011 163.551 1/11/2011 45.967 1/12/2011 113.949 1/13/2011 46.473 1/14/2011 46.328 1/18/2011 26.18 1/19/2011 149.793 1/20/2011 64.175 1/21/2011 126.717 1/24/2011 81.601 1/25/2011 91.362 1/26/2011 152.965 1/27/2011 141.981 1/28/2011 156.225 1/31/2011 99.454 2/1/2011 135.211 2/2/2011 67.165 2/3/2011 60.42 2/4/2011 378.88 2/7/2011 142.697 2/8/2011 51.675 2/9/2011 94.863 2/10/2011 56.783 2/11/2011 42.247 2/14/2011 97.684 2/15/2011 60.575 2/16/2011 56.18 2/17/2011 60.198 2/18/2011 39.981 2/22/2011 67.178 2/23/2011 89.126 2/24/2011 39.287 2/25/2011 40.753 2/28/2011 95.585 3/1/2011 51.964 3/2/2011 46.176 3/3/2011 75.401 3/4/2011 49.917 3/7/2011 41.734 3/8/2011 35.218 3/9/2011 21.882 3/10/2011 102.66 3/11/2011 157.994 3/16/2011 47 3/14/2011 3/15/2011 129.888 3/16/2011 70 Surety post-announcement trading performance Surety stock price performance < $22.00 $22.00-23.00 $23.00-24.00 $24.00-25.00 $25.00-25.52 > $26.00 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 0 0.609 0.087 0.304 0 Post-announcement trading ranges1 Daily trading volume (000s) 1 2 3 Date Surety 10/29/2010 19.25 11/1/2010 23.15 11/2/2010 23.34 11/3/2010 23.29 11/4/2010 23.5 11/5/2010 23.36 11/8/2010 23.62 11/9/2010 23.44 11/10/2010 23.56 11/11/2010 23.46 11/12/2010 23.36 11/15/2010 23.38 11/16/2010 23.55 11/17/2010 23.44 11/18/2010 23.59 11/19/2010 23.51 11/22/2010 23.6 11/23/2010 23.45 11/24/2010 23.65 11/25/2010 23.65 11/26/2010 23.5 11/29/2010 23.52 11/30/2010 23.5 12/1/2010 23.51 12/2/2010 23.57 12/3/2010 23.56 12/6/2010 23.56 12/7/2010 23.52 12/8/2010 23.53 12/9/2010 23.65 12/10/2010 23.74 12/13/2010 23.78 12/14/2010 23.85 12/15/2010 23.82 12/16/2010 23.9 12/17/2010 23.85 12/20/2010 23.76 12/21/2010 23.8 12/22/2010 23.81 12/23/2010 23.81 12/24/2010 23.81 12/27/2010 23.85 12/28/2010 23.85 12/29/2010 23.74 12/30/2010 23.69 12/31/2010 23.68 1/3/2011 23.86 1/4/2011 23.9 1/5/2011 23.87 1/6/2011 23.9 1/7/2011 23.92 1/10/2011 24 1/11/2011 23.98 1/12/2011 23.9 1/13/2011 23.93 1/14/2011 23.97 1/17/2011 23.97 1/18/2011 23.91 1/19/2011 23.94 1/20/2011 23.86 1/21/2011 23.92 1/24/2011 24.02 1/25/2011 24.02 1/26/2011 24.04 1/27/2011 24.06 1/28/2011 23.96 1/31/2011 24.03 2/1/2011 24.2 2/2/2011 24.07 2/3/2011 24.17 2/4/2011 25.08 2/7/2011 25.15 2/8/2011 25.16 2/9/2011 25.11 2/10/2011 25.09 2/11/2011 25.19 2/14/2011 25.04 2/15/2011 25.02 2/16/2011 25.08 2/17/2011 25.24 2/18/2011 25.22 2/21/2011 25.22 2/22/2011 25.05 2/23/2011 25.05 2/24/2011 25.16 2/25/2011 25.35 2/28/2011 25.28 3/1/2011 25.28 3/2/2011 25.29 3/3/2011 25.41 3/4/2011 25.35 3/7/2011 25.14 3/8/2011 25.39 3/9/2011 25.3 3/10/2011 25.19 3/11/2011 25.19 3/14/2011 25.15 3/15/2011 25.01 3/16/2011 25.04 $25.04 1 2 3 11/1/10 Close = $23.15 2/4/11 Close = $25.08 3/2/11 Close = $25.29 Source: Company filings, FactSet, SNL Financial; market data as of 3/16/11 1 Based on daily trading volume from 11/1/10 to 3/16/11 Average daily trading volume = 145.2 +30.1% since 10/29/10 +13.8% from $22.00 2 P R O J E C T W R I G L E Y

Institutions (non index) 0.72 Insitutions (index) 0.17 Retail 0.11 2 0 Slice 6 Slice 7 Slice 8 Slice 9 Slice 10 Slice 11 Slice 12 Slice 13 Slice 14 Slice 15 Slice 16 Surety shareholder composition as of 12/31/10 1 % of fully-diluted shares outstanding at 3/16/11 market price 2 Public float calculated as fully-diluted shares outstanding less CNA ownership Largest institutional shareholders Management and director ownership Note: Ownership positions as per Surety proxy statement filed 3/14/11 (including CNA) 1 % of fully diluted shares at current market price Ownership breakdown Source: Thomson, Bloomberg, and company filings as of 12/31/2010 CNA Financial 60.7 Insitutions (non index) 28.4 Institutions (index) 6.8 Retail 4.1 Directors and executive officers 0.1 Slice 6 Slice 7 Slice 8 Slice 9 Slice 10 Slice 11 Slice 12 Slice 13 Slice 14 Slice 15 Slice 16 45.2 million shares CNA 61% Institutions (non index) 28% Retail 4% Institutions (index) 7% 17.8 million shares Institutions (index) 17% Institutions (non index) 72% Retail 11% 3 P R O J E C T W R I G L E Y

Bar 1 Bar 2 Bar 3 Bar 4 Bar 5 Bar 6 Bar 7 Bar 8 Bar 9 Bar 10 Bar 11 Bar 12 Bar 13 Bar 14 Bar 15 Bar 16 Royce & Associates, LLC (Deep Value) 1315962 85 OppenheimerFunds, Inc. (GARP) 337598 75 Golden Capital Management, L.L.C. (Core Value) 280860 65 Kennedy Capital Management, Inc. (GARP) 201550 55 Whitebox Advisors, L.L.C. (Equity Hedge) 197145 Northern Trust Global Investments (Core Growth) 188755 LSV Asset Management (Deep Value) 140346 Walthausen & Co., LLC () 138235 C.S. McKee, L.P. (Deep Value) 108400 Brandywine Global Investment Management, LLC (Deep Value) 105323 Delphi Management, Inc. (Deep Value) 100925 Keane Capital Management, Inc. (Equity Hedge) 83900 TIAA-CREF (GARP) 68202 Freestone Capital Management, LLC (Core Value) 64953 Federated Investors, Inc. (Core Value) 64917 PanAgora Asset Management Inc. (GARP) 62566 First Wilshire Securities Management, Inc. (Core Value) 60817 Putnam Investment Management, L.L.C. (Core Growth) 48469 Goldman Sachs Asset Management (US) (Core Growth) 44925 GlobeFlex Capital, L.P. (GARP) 44840 Top 20 sellers (number of shares) Bar 1 Bar 2 Bar 3 Bar 4 Bar 5 Bar 6 Bar 7 Bar 8 Bar 9 Bar 10 Bar 11 Bar 12 Bar 13 Bar 14 Bar 15 Bar 16 TIG Advisors (Hedge Fund) 540983 85 Pentwater Capital Mgmt. (Event Driven) 500000 75 Water Island Capital (Hedge Fund) 464672 65 Hudson Bay Capital Mgmt. (Hedge Fund) 422272 55 Alpine Associates (Hedge Fund) 352763 Loeb Partners (Hedge Fund) 297430 Carlson Capital(Core Value) 290000 Alpine Investment Mgmt. 274785 Havens Advisors (Hedge Fund) 159679 Tewksbury Capital Mgmt. (Hedge Fund) 145581 Vertex One Asset Mgmt. (Hedge Fund) 124500 Diamondback Capital Mgmt. (Hedge Fund) 100000 Kellner DiLeo & Co. (Hedge Fund) 74300 GAMCO (GARP) 65510 Brencourt Advisors (Hedge Fund) 59304 Springbok Capital Mgmt. (Hedge Fund) 29300 TFS Capital (Hedge Fund) 27953 NS Advisors (Hedge Fund) 25822 Citadel (Hedge Fund) 25409 Grantham, Mayo, Van Otterloo & Co. (GARP) 11600 Top 20 buyers (number of shares) TIG Advisors (Hedge Fund) Pentwater Capital Mgmt. (Event Driven) Water Island Capital (Hedge Fund) Hudson Bay Capital Mgmt. (Hedge Fund) Alpine Associates (Hedge Fund) Loeb Partners (Hedge Fund) Carlson Capital (Core Value) Alpine Investment Mgmt. (Specialty) Havens Advisors (Hedge Fund) Tewksbury Capital Mgmt. (Hedge Fund) Vertex One Asset Mgmt. (Hedge Fund) Diamondback Capital Mgmt. (Hedge Fund) Kellner DiLeo & Co. (Hedge Fund) GAMCO (GARP) Brencourt Advisors (Hedge Fund) Springbok Capital Mgmt. (Hedge Fund) TFS Capital (Hedge Fund) NS Advisors (Hedge Fund) Citadel (Hedge Fund) Grantham, Mayo, Van Otterloo & Co. (GARP) Royce & Associates (Deep Value) OppenheimerFunds (GARP) Golden Capital Mgmt. (Core Value) Kennedy Capital Mgmt. (GARP) Whitebox Advisors (Equity Hedge) Northern Trust Global Inv. (Core Growth) LSV Asset Mgmt. (Deep Value) Walthausen & Co. (Specialty) C.S. McKee (Deep Value) Brandywine Global Inv. Mgmt. (Deep Value) Delphi Mgmt. (Deep Value) Keane Capital Mgmt. (Equity Hedge) TIAA-CREF (GARP) Freestone Capital Mgmt. (Core Value) Federated Investors (Core Value) PanAgora Asset Mgmt. (GARP) First Wilshire Securities Mgmt. (Core Value) Putnam Investment Mgmt. (Core Growth) Goldman Sachs Asset Mgmt. (Core Growth) GlobeFlex Capital (GARP) Source: Thomson and FactSet; excludes index managers and broker-dealers Post-announcement shareholder base changes 4 P R O J E C T W R I G L E Y

Preliminary Working Draft

Summary projected GAAP financials – Surety management case

Surety management projections as of March 8, 2011; assumes distribution of capital throughout the projection period

$ millions, except per share	2011E	2012E	2013E	2014E	2015E
Contract GWP	$278.7	$289.9	$303.4	$319.4	$335.8
% growth	*2.9%*	*4.0%*	*4.7%*	*5.3%*	*5.1%*
Commercial GWP	$173.9	$179.1	$185.4	$191.9	$198.6
% growth	*2.7%*	*3.0%*	*3.5%*	*3.5%*	*3.5%*
Net written premiums	$429.8	$445.8	$464.8	$486.3	$508.3
Net earned premiums	$425.4	$437.8	$454.9	$475.0	$496.7
Contract					
Loss ratio	*31.9%*	*30.3%*	*28.8%*	*27.3%*	*27.3%*
Expense ratio	*51.9%*	*51.8%*	*51.5%*	*51.0%*	*50.6%*
Combined ratio	*83.8%*	*82.1%*	*80.3%*	*78.3%*	*77.9%*
Commercial					
Loss ratio	*24.8%*	*23.3%*	*21.8%*	*20.3%*	*20.3%*
Expense ratio	*57.4%*	*57.6%*	*57.6%*	*57.4%*	*57.3%*
Combined ratio	*82.2%*	*80.9%*	*79.4%*	*77.7%*	*77.6%*
Combined					
Loss ratio	*29.0%*	*27.5%*	*26.0%*	*24.6%*	*24.6%*
Expense ratio	*54.2%*	*54.1%*	*53.9%*	*53.5%*	*53.2%*
Combined ratio	*83.2%*	*81.6%*	*79.9%*	*78.1%*	*77.8%*
Loss and LAE	$123.6	$120.5	$118.5	$116.7	$122.2
Net underwriting expenses	230.4	236.8	245.1	254.2	264.0
Total loss and expense	354.0	357.3	363.6	370.9	386.2
Underwriting income	$71.4	$80.5	$91.3	$104.1	$110.5
Investment income	46.1	48.3	49.9	51.0	51.9
Interest expense	(1.2)	(1.2)	(1.2)	(1.2)	(1.2)
Income before tax	116.3	127.6	140.0	153.9	161.2
Tax rate	*29.1%*	*29.3%*	*29.7%*	*30.0%*	*30.2%*
Net income	$82.5	$90.2	$98.5	$107.7	$112.6
Capital release	**$393.9**	**$71.9**	**$84.6**	**$95.4**	**$94.7**
BVPS (ex. AOCI)	$16.20	$16.61	$16.92	$17.19	$17.59
TBVPS (ex. AOCI)	$13.10	$13.51	$13.82	$14.09	$14.49
Operating RoAE (ex. AOCI)	11.2%	11.7%	12.4%	13.3%	13.6%

Surety management assumptions / explanation

Gross written premiums

- 2011E and 2012E based on business unit input by line
- 2013 and beyond assumes:
  - Branch and Small Contract: Target 5% long-term industry growth by 2015
  - International Contract: 15% growth in 2013, 10% in 2014 and 7% in 2015
  - Commercial: Target 3.5% long-term growth (in line with SUR GDP forecast)

Loss ratio

- 2011E loss ratio based on 2009 and 2010 AY loss ratios (29.3% and 29.1%)
- Loss ratios decrease to 24.6% by 2014; held constant thereafter
  - 24.6% represents 10-year weighted average loss ratio, excluding losses associated with Dick Corp.

Investment income

- Annual book yield on invested assets assumed to be constant 4.1%

Capital release

- Assumes release of capital above 300% target BCAR score
- Capital assumed to be released at end of year
  - 2011 capital release includes $339.6 million assumed to be released on 1/1/11 and $54.3 million assumed to be released on 12/31/11
- *Surety management has not provided projections assuming no release of capital throughout the projection period*

PROJECT WRIGLEY

5

J.P.Morgan

CNA management developed a preliminary ten year financial forecast for Surety under the current ownership structure. Following the release of 2010 financial results and a diligence session with Surety management, CNA refined its projections to reflect a more granular segment level build-up. Gross written premium growth Driven by long-term U.S. GDP growth assumption of 3.0% Contract growth factors for lagging recovery of overall construction economy and anticipated growth in Surety's international business Commercial growth factors for recent contraction in Sioux Falls volume Net written premiums 2011 actual reinsurance rate on line assumed constant from 2011-2020 ? ceded premiums equal to constant 7.4% of GWP Net loss ratio Assumes increased loss activity in 2011 and 2012; 2013-2020 assumes a ratable decrease to long-term targets Contract loss ratio ranged from 30-35% and Commercial loss ratio ranged from 20-25% Expenses Commission ratios forecast by line of business based on historical experience and projected competitive environment General expenses forecasted to grow by 2.5% per annum from 2010A baseline (excluding Wrigley related transaction costs) 2011 expenses adjusted to reflect $5 million of estimated Wrigley related transaction costs Investment portfolio yield Total portfolio yield reflects a combination of yield on existing assets and new money rates on incremental cash flow through the projection period Existing portfolio assumed to roll off in line with maturity schedule; new money rates developed based on forward interest rate curve Preliminary CNA management estimates - summary assumptions 6 P R O J E C T W R I G L E Y

Summary historical and preliminary projected GAAP financials 1 Wrigley related expenses; excluded from expense ratio calculation 2 Operating income calculated as net income less after-tax realized gains/(losses) and reserve releases; tax effected at 35.0% marginal rate Source: CNA management and company filings 7 P R O J E C T W R I G L E Y

Analysis at various hypothetical prices $ millions, except per share data 1 Last closing price prior to initial proposal 2 CNA Surety closing price on 3/16/11 3 Fully-diluted equity value assuming shares outstanding as of 2/8/11 and diluted securities as of 12/31/10 4 Pooled trust preferred redemption value 5 Noncontrolling interest of 39.3% on fully-diluted basis at current price Note: Preliminary projections per CNA management 8 P R O J E C T W R I G L E Y

Pro forma transaction impact at various hypothetical prices $ millions, except per share data 1 Premium to Surety closing price on 3/16/11 2 Fully-diluted equity value assuming shares outstanding as of 2/8/11 and diluted securities as of 12/31/10 3 Noncontrolling interest of 39.3% on fully diluted basis at current price and 38.7% on basic basis 4 Assumes marginal tax rate of 35% 5 $30 million Surety trust preferred assumed to be repaid at par; floating rate interest of L + 337.5 6Transaction funded with existing cash; pre-tax cost of cash assumed to be 2.5% 7 $5 million transaction costs (advisor fees and other transaction related expenses) 8 Surety had $1.4 million unvested option expense as of 12/31/10 Note: Assumes July 1, 2011 transaction close; CNA projections reflect median Street estimates 9 P R O J E C T W R I G L E Y

Preliminary Working Draft

Precedent minority buy-in transactions

- There have been 128 minority buy-ins completed since 2001. 57 of these transactions can be classified as public offers subject to special committee approval – the same approach taken by CNA with respect to CNA Surety
  - Of these 57 transactions, only 10 were completed at the initial public price proposed by the acquiror
  - The large majority of successful deals involved price increases beyond the initial proposal


Number of proposed price increases prior to agreement
10
14
13
11
5
4
0
1
2
3
4
5


Median premium
15.9%
32.6%
10.9%
Initial price to one-day prior
Final price to one-day prior (to initial)
Final price to initial price

- Only three of the 57 publicly negotiated minority buy-ins since 2007 were completed at a price below the public trading price of the target company on the day prior to announcement of an agreement
  - Of these three deals, two were completed with stock consideration and fluctuations in the acquiror price between signing and closing contributed to the pricing dynamic
  - The one cash transaction was American Financial Groups buy-in of Great American Financial Resources in 2007
    - *American Financial Group reached an agreement to acquire Great American Financial Resources for $24.50 cash per share on May 17, 2007. Great American shares closed at $24.83 on May 16, 2007 – a 1.3% premium to the agreed upon transaction price*

PROJECT WRIGLEY
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J.P.Morgan